                                                                   EXHIBIT 10.1

         CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [ECONOMIC TERMS OMITTED]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           NETWORK SERVICES AGREEMENT

                          Standard Terms and Conditions



         This Agreement has been made on this 19 February 1999 by and between:

         STAR TELECOMMUNICATIONS, INC., a company incorporated under the laws of Delaware having its principal place of business located at 223 East De La Guerra Street, Santa Barbara, California 93101 ("STAR");

         And,

         WORLDPORT COMMUNICATIONS INC., a company incorporated under the laws of Delaware, U.S.A., having its principal place of business located at 1825 Barrett Lakes Boulevard, Suite 100, Kennesaw, Georgia 30144, U.S.A.
("WORLDPORT").

         WHEREAS, WORLDPORT operates a telecommunications network with various points of presence ("POPs") in Europe ("WORLDPORT Network"); and

         WHEREAS, WORLDPORT wishes to provide dedicated, fixed, point-to-point, digital transmission capacity over the WORLDPORT Network to STAR; and

         WHEREAS, STAR is a telecommunications service provider/operator wishing to obtain from WORLDPORT such transmission capacity;

         NOW THEREFORE, WORLDPORT and STAR agree as follows:

         1.       DEFINITIONS

         In this Agreement the following terms shall (unless the context otherwise requires) have the following meanings:

         "AGREEMENT" means this Agreement and the Addendum and annexes attached hereto. In the event of conflict between the provisions of any annex and the standard terms and conditions of this Agreement, the terms and conditions of the Addendum shall prevail.

         "COMMERCIAL OPERATIONS DATE" means the date that the Service Period commences being the date of successful completion of the acceptance testing.

         "CONFIDENTIAL INFORMATION" means all know-how, techniques, ideas, principles and concepts which underlie any of the Services and business or commercial information and all other information in whatever form obtained by either Party directly or indirectly from the other Party pursuant to this Agreement or prior to and in contemplation of it.

         "WORLDPORT EQUIPMENT" means any telecommunications equipment which is supplied by WORLDPORT for the provision of the Services to STAR.

         "FORCE MAJEURE" means in relation to either Party an event or set of circumstances which is beyond its reasonable control including but not limited to: any default or delay in the performance of the respective obligations of the Parties under this Agreement caused by fire, strike, riot, insurrection or civil disorder, war, national or local emergency, act or omission of God, government or other competent authority.

         "GROUP COMPANY" means, in relation to either Party, any holding company or subsidiary or any subsidiary of such holding company.

         "RING" means the telecommunications network (SDH resilient ring) deployed or to be deployed by WORLDPORT on a defined route and including major cities in Europe as listed under Annex 1. This list may be amended from time to time by WORLDPORT to reflect changes in WORLDPORT Network roll out. Such amendment will be notified to STAR in writing.

         "SERVICE PERIOD" means a twenty (20) year period as measured from the Commercial Operations Date.

         "SERVICES" means the telecommunications services provided by WORLDPORT to STAR (comprising the provision of managed bandwidth and maintenance services) as specified in the Annexes to this Agreement.

         "SERVICE CONSIDERATION" means the payment of the charges by STAR to WORLDPORT as set forth in Annex I and the relevant Service Order Forms attached under Annex II in return for the provision by WORLDPORT of the Services.

         "SERVICE DELIVERY DATE" means the date agreed between the Parties for the delivery of the Services as specified on the relevant Service Order Form.

         "SERVICE LEVEL AGREEMENT" means the quality standards of the Services as defined under Annex III.

         "TERM" is the period of validity of this Agreement as set forth in
Section 3.

         "UNDERLYING STAR CONSENTS" means any and all permissions, consents, approvals, easements, wayleaves, and permits in legally acceptable form as are necessary to enable STAR and its employees, agents, or sub-contractors to operate the telecommunications systems of STAR and to enable STAR to use the Services to be provided under this Agreement.

         "UNDERLYING NETWORK CONSENTS" means any and all permissions, consents, approvals, easements, wayleaves, rights, authorizations, supplier agreements or any other underlying requirement as are necessary to enable WORLDPORT and its employees, agents or sub-contractors to construct, operate and maintain the WORLDPORT Network and provide the Services herein described.

         2.       SCOPE OF AGREEMENT

         In return for the Service Consideration provided by STAR, WORLDPORT shall provide the Services as specified in this Agreement.

         WORLDPORT shall be free to contract for the Services from such telecommunications operators as it may consider necessary in order to provide the Services on the basis that WORLDPORT will continue to achieve the service levels detailed in Annex III.

         3.       TERM OF AGREEMENT

[SEE ADDENDUM]

         4.       STAR'S OBLIGATIONS

                  (a) STAR shall provide the Service Consideration to WORLDPORT in accordance with this Agreement and the relevant Service Order Forms attached under Annex II.

                  (b) STAR shall provide WORLDPORT, its employees, agents and subcontractors with access to STAR's premises (including access to third-party controlled premises) to the extent reasonably necessary for WORLDPORT to provide the Services hereunder.

                  (c) STAR shall provide WORLDPORT and its employees, agents and subcontractors at no charge, with such equipment as may be mutually agreed, and space, suitable environment and operational conditions as is reasonably required for WORLDPORT to provide the Services hereunder.

                  (d) STAR shall not take any action that could contribute to the degradation of the WORLDPORT Equipment or WORLDPORT Network.

                  (e) STAR shall comply with any applicable law, regulation, order, decision or other government or judicial act relating to the Services to be provided and used hereunder.

         5.       WORLDPORT'S OBLIGATIONS

                  (a) WORLDPORT will use its best endeavors to provide the Services on the Service Delivery Dates as set forth in the relevant Service Order Form.

                  (b) In performing any obligation under this Agreement, WORLDPORT's duty is to exercise the reasonable skill and care of a competent telecommunications network operator. The quality of the Services provided shall be consistent with industry standards, government regulations, sound business practices and Annex III.

                  (c) Except as expressly provided in this Agreement, all warranties, conditions, or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

         6.       ORDERING AND COMMISSIONING OF SERVICES

         The procedures, terms and conditions for ordering and commissioning the Services are specified in Annex IV.

         7.       OPERATIONS AND MAINTENANCE

         The procedures, terms and conditions for the provision by WORLDPORT of Operations and Maintenance support are specified in Annex III, the Service Level Agreement.

         8.       EQUIPMENT

                  (a) Title to the WORLDPORT Equipment shall not pass to STAR and STAR shall not remove, tamper with or obliterate any identification mark(s) affixed to such equipment or to any part thereof.

                  (b) WORLDPORT reserves the right at any time to make any modification, change, addition to or replacement of any part of the WORLDPORT Equipment where it is required to conform with any applicable safety or other statutory requirements or where such modification, change, addition or replacement does not detract from, reduce or impair the overall quality or performance of the Services. In the performance of its rights hereunder, WORLDPORT shall bear all costs and shall use best efforts to cause as little disruption to STAR's use of the Services as possible.

         9.       SERVICE CONSIDERATION

                  (a) The charges payable by STAR for the provision of the Services are set out in Annex I to this Agreement. Furthermore, WORLDPORT will ensure that if STAR orders additional Services under this Agreement, (other than those contemplated herein) the charges offered to STAR for those additional Services will remain highly competitive in the marketplace and will not, in any event, be higher than comparable prices offered hereunder as of the Effective Date.

                  (b) The timely payment of all sums due to WORLDPORT under this Agreement shall be the essence of this Agreement. Any overdue amount shall accrue interest, to the extent permitted by applicable law, at a fixed interest rate of two percent (2%) per annum above the National Westminster Bank plc base rate, then in force on the day following the day payment of the invoice was due, until payment in full is received.

                  (c) All charges payable under this Agreement shall be calculated in accordance with this Agreement and made in the currency specified in Annex I and in the relevant Service Order Form and are expressed exclusive of VAT or any other similar sales tax, and shall be charged in accordance with the relevant regulations in force in the home of the supplier and shall be paid by STAR.

                  (d) In the event that STAR disputes an invoice and the amount disputed is greater than five per cent (5%) of the value of the relevant invoice (excluding taxes), then STAR shall issue WORLDPORT a notice in writing within ten (10) days of the receipt of the relevant invoice specifying the nature of the dispute. The Parties shall then use their best endeavors to resolve the dispute according to the dispute resolution procedures set forth in
Section 30 hereunder.

         10.      LIMITATION OF LIABILITY

                  (a) This clause 10 sets out each Party's entire liability in respect of any obligation, duty, or liability whatsoever to the other Party (including liability, if any, or the acts or omissions of its employees, agents or subcontractors) in connection with this Agreement (including the attached Service Level Agreement) whether in contract, tort, or otherwise, including (without limitation) any liability for negligence howsoever arising.

                  (b) Notwithstanding Section (d) below, nothing in this Agreement shall exclude or restrict either Party's liability for death or personal injury resulting from negligence by it or by its employees while acting in the course of their employment.

                  (c) NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER IN RESPECT OF THIS AGREEMENT IN CONTRACT, TORT OR OTHERWISE INCLUDING (WITHOUT LIMITATION) ANY LIABILITY FOR NEGLIGENCE HOWSOEVER ARISING: (I) FOR ANY LOSS OR REVENUE, BUSINESS, CONTRACTS, ANTICIPATED SAVINGS OR PROFITS; OR (II) ANY INDIRECT, SPECIAL OR CONSEQUENTIAL LOSS.

                  (d) The Parties' entire liability to each other whether in contract, tort or otherwise including (without limitation) any liability for negligence howsoever arising in connection with this Agreement shall be limited to the value associated with the affected circuit(s) in the aggregate in respect of any one or more incidents in any year (a year being twelve months from the date of this Agreement and from each anniversary thereof).

                  (e) The provisions of this Section shall survive the expiry or termination of this Agreement.

         11.      CONFIDENTIALITY

         Each Party shall at all times use their best endeavors to keep confidential (and to ensure that its employees and agents shall keep confidential): (a) the terms of this Agreement; and, (b) shall not use or disclose (save in the performance of its obligations under this Agreement) any Confidential Information which it may acquire in relation to the business or affairs of the other Party, for the whole duration of this Agreement and for two
(2) years following its termination or expiry, save for any information:

                  (a) Which is publicly available or becomes publicly available through no act of the first receiving Party; or

                  (b) Which was in the possession of the receiving Party free of restriction prior to its disclosure; or

                  (c) Which is disclosed to that Party by a third party who did not acquire that information under an obligation of confidentiality; or

                  (d) Which has been independently developed by the receiving Party prior to this Agreement; or

         Which is disclosed under operation of law or for financing purposes, except that the receiving Party shall disclose only such Information as is legally required and shall provide to the disclosing Party prompt written notice of each such requirement, to the extent practicable, so that the disclosing Party may seek an appropriate protective order.

         12.      INTELLECTUAL PROPERTY

         Nothing in this Agreement shall be deemed to confer on either Party any rights or licenses in respect of any intellectual property of the other.

         13.      FORCE MAJEURE

                  (a) If either Party is affected by Force Majeure, it shall promptly notify the other Party of the nature and extent of the circumstances in question.

                  (b) Notwithstanding any provision of this Agreement, neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other (except for the payment of charges due or provision of other consideration due), for any delay in performance or other non-performance of any of its obligations under the Agreement to the extent that such delay or non-performance is due to Force Majeure of which it has notified the other Party, and the time for performance of that obligation shall be extended accordingly. Without prejudice to subsection 13(c) below, the Party prevented from performance shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed, alleviated or cease.

                  (c) If an event of Force Majeure lasts for more than thirty (30) consecutive days which prevents either Party from fulfilling any of its obligations under this Agreement, either Party shall be entitled to terminate this Agreement by giving not less than fourteen (14) days written notice to the other immediately upon the expiry of the 30-day period, provided that such notice will be of no effect if the party prevented from fulfilling its obligations notifies the other in writing before the expiry of the 14-day notice period that it is no longer affected by Force Majeure.

         14.      SUSPENSION OF SERVICES

                  (a) WORLDPORT may, at its sole discretion, suspend the provision of the Services until further notice (i) if WORLDPORT has a right to terminate this Agreement pursuant to Section 15; or (ii) if WORLDPORT needs to carry out Emergency Works on the WORLDPORT Network (see Annex III); or (iii) if WORLDPORT is required to comply with a government, administrative or judicial order, decision or other such requirement that would prevent WORLDPORT from providing the Services.

                  (b) In the event that WORLDPORT exercises its right to suspend the Services it shall provide advance notice to STAR where it is reasonably practicable to do so, or as soon as reasonably practicable following suspension.

                  (c) WORLDPORT shall not be liable for any loss, damage or inconvenience suffered by STAR as a result of any suspension made pursuant to
Section 14 (a) except for service credits due as specified in Annex III.

         15.      TERMINATION OF AGREEMENT

                  (a) Either Party shall be entitled to terminate this Agreement upon prior written notice if the Party against whom termination is sought:

                  (b) commits a material breach of any provision of this Agreement (save for any breach which is caused by the Party seeking to rely on it) and, in the case of a breach which is capable of remedy, fails to remedy the same within thirty (30) days after receipt of written notice giving full particulars of the breach and requiring the breach to be remedied;

                  (c) fails to pay any sum due under this Agreement within thirty (30) days of its due date as in 9(c).

                  (d) an administrative order is made or an effective resolution is passed for the dissolution or discontinuation or termination of the other party except for the purposes of a consolidation, merger or restructuring and said order or resolution is not vacated or dismissed within fourteen (14) days;

                  (e) an encumbrance takes possession or a receiver is appointed over the whole or a substantial part of the undertaking or assets of the other party;

                  (f) the other party becomes insolvent or makes any special arrangements or any special assignment for the benefit of its creditors, or is the subject of a voluntary or involuntary filing under the insolvency or bankruptcy laws of any jurisdiction

                  (g)      makes a proposal for a voluntary arrangement within
Part I of the UK Insolvency Act 1986 or other similar statutory arrangement; or

                  (h)      ceases, or threatens to cease, to carry on business.

                  (i) Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement and to any rights and/or obligations which have accrued prior to termination, neither Party shall have any further obligation to the other under this Agreement, except as to those obligations of a continuing nature.

         16.      NOTICES

         All notices given under this Agreement must be in writing and may be sent by facsimile with a copy by post to the following contacts:

STAR:                Star Telecommunications, Inc.
                     223 East De La Guerra Street
                     Santa Barbara, California 93101
                     Attn:   Director of Contracts
                             (805) 899-2972

WORLDPORT:           WORLDPORT COMMUNICATIONS, INC.
                     1825 Barrett Lakes Boulevard, Suite 100
                     Kennesaw, Georgia 30144
                     Attn: Director of Contracts
                     770 792-0676 (fax)

         Any Party may change contact information by giving the other Party prior written notice.

         17.      ASSIGNMENT

                  (a) This Agreement is personal to WORLDPORT and STAR and it shall not be assigned, delegated, transferred or otherwise disposed of without the prior written consent of the other Party, such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, WORLDPORT shall have the right to use subcontractors to perform some of the duties and/or obligations hereunder, subject to Section 2(b).

                  (b) For the avoidance of doubt, either Party may assign the benefit of this Agreement to any Group Company (for so long as they remain a Group Company) and nothing shall prevent STAR from using the Services on a commercial basis.

         18.      NO PARTNERSHIP

         Nothing in this Agreement shall create, or be deemed to have created, a partnership between the Parties.

         19.      NO WAIVER

         Any waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

         20.      ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the Parties with respect to its subject matter, and supersedes all previous agreements and understandings between the Parties, and may not be modified except by an instrument in writing signed by the duly authorized representatives of the Parties.

         21.      NO WARRANTY

         Each Party acknowledges that, in entering into this Agreement, it does not do so on the basis of or rely on any representation, warranty or other provision except as expressly provided in this Agreement, and accordingly, all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

         22.      SEVERABILITY

         If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, the other provisions shall continue to be valid, unless either Party decides in its absolute discretion to treat this Agreement as terminated.

         23.      STATUTORY INTERPRETATION

         References to statutory provisions shall, except when the context requires otherwise, be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time.

         24.      HEADING

         Headings are inserted for convenience only and shall not affect the construction of the Agreement.

         25.      PUBLICITY

         Neither party shall issue a public notice or news release concerning this Agreement and the transactions contemplated hereby without the prior approval of the other, which approval shall not be unreasonably withheld or delayed.

         26.      SURVIVAL

         Any Section or subpart of this Agreement of a continuing nature shall survive the termination of this Agreement including but not limited to Sections 11, 12, 13, 29 (b).

         27.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of California.

         28.      EXECUTION AND COUNTERPARTS

         This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         30.      DISPUTE RESOLUTION AND ARBITRATION

         In the event there is a controversy or claim between the Parties arising out of or relating to this Agreement, the disputing Party shall give the other Party written notice of the dispute. The Parties shall make best endeavors to resolve the controversy promptly through discussions between themselves at the operational level. If the Parties fail to resolve such controversy or claim within fifteen (15) days of the disputing Party's notice, either Party may seek arbitration as set forth below.

         Any controversy or claim arising out of or relating to this contract, or the breach thereof, which cannot be resolved through the internal dispute resolution process, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration will be held at a mutually agreeable location and, in the event the parties cannot agree on a location for the arbitration, the location will be determined in accordance with the American Arbitration Association's Commercial Arbitration Rules. Nothing herein limits a party's right to seek and obtain, from a court of competent jurisdiction, a preliminary injunction or such other preliminary judicial relief to avoid irreparable damage or harm, however, should a party take such action, both parties will continue to participate in good faith in the procedures specified in clause 30 (a).

       As WITNESS the hands of the Parties (or their duly authorized representatives) the day and year first about written:

SIGNED FOR AND ON BEHALF OF         SIGNED FOR AND ON BEHALF OF

STAR TELECOMMUNICATIONS,            WORLDPORT COMMUNICATIONS, INC.


BY:    /s/ JAMES KOLSRUD            BY:   /s/ DAN LAZAREK
   ------------------------------      ------------------------------------

NAME:      JAMES KOLSRU             NAME:     DAN LAZAREK
   ------------------------------      ------------------------------------

TITLE:     EVP - OPS/ENG            TITLE:    EXECUTIVE VICE PRESIDENT
   ------------------------------      ------------------------------------

DATE:      2/19/99                  DATE:     2/19/99
   ------------------------------      ------------------------------------

PAYMENT TERMS AND SERVICE VARIATION                  ANNEX I

PRICING STRUCTURE

         STAR may purchase STM-1 circuits from Point-to-Point on the WORLDPORT Network as follows:

         City Pairs           Price                         Delivery London -
         ---------------------------------------------------------------------------------
         [ECONOMIC TERMS OMITTED]


         Local access circuits are included from cable landing to WORLDPORT's POP at Telehouse facility (Docklands) in London.

         O&M charges for the [ECONOMIC TERMS OMITTED] circuits set forth above shall be $[ECONOMIC TERMS OMITTED] for the Service Period for all [ECONOMIC TERMS OMITTED] circuits, inclusive, and shall be due and payable within three working days after signing of the Agreement.

         Installation charges are waived for these [ECONOMIC TERMS OMITTED] circuits.

* STAR commits to order, take delivery and remit payment for these circuits by the first anniversary of the commencement date of this Agreement.

For escrow terms, see addendum

     "INFORMATION ON THIS PAGE SUBJECT TO CONFIDENTIAL TREATMENT REQUEST."

MANAGED BANDWIDTH SERVICE ORDER FORM                                   ANNEX II

STAR DETAILS

Address
City
Postal code
Country

SERVICE CONFIGURATION

Service Quantity  1 X STM-1         Bit rate  155Mbits/s

SERVICE DELIVERY DETAILS

Service is provided between Network Termination Points (NTPs), which are the points of connection to the WORLDPORT Network, normally located at WORLDPORT Point of Presence (POP).

NTP,  "A" end              To be determined

NTP,  "B" end     to be determined

Service Commencement Date Before     To be determined

TARIFF AND PAYMENT DETAILS

Contract term              20 years

Billing term      10% upon execution of this Service Order Form
(non-refundable), 90% on the Commercial Operations Date

Billing currency  U.S. Dollars

Charge                     $[ECONOMIC TERMS OMITTED]

STAR SIGNATURE:                                      DATE:
                  ---------------------------------

WORLDPORT SIGNATURE:      /S/ DAN LAZAREK            DATE:  2/19/99
                    --------------------------------

WORLDPORT CONTACT DETAILS

Commercial contact         Russ Matulich

Address                    WORLDPORT Communications, Inc.
                           1825 Barrett Lakes Boulevard, Suite 100
City                       Kennesaw, Georgia 30144, USA
Telephone                  (+1) 770-792-5850
Facsimile                  (+1) 770-792-5801
Email

STAR CONTACT DETAILS


-------------------------

     "INFORMATION ON THIS PAGE SUBJECT TO CONFIDENTIAL TREATMENT REQUEST."

                                    ANNEX III

                             SERVICE LEVEL AGREEMENT

         The purpose of this Service Level Agreement ("SLA") is to establish the procedures for installation and acceptance of the Services as well as for preventative and corrective maintenance.

         Definitions

         "EMERGENCY OUTAGE" means an outage that is not planned or for which the Parties do not have prior advanced notice and which requires the suspension of or disruption to the Services in order to restore the Services.

         "WORLDPORT HELP DESK" means the Help Desk operated twenty-four (24) hours a day every day during the Service Period by WORLDPORT.

         "FAULT CLEARANCE PROCEDURES" means the procedures for operation and maintenance of the Services (as specified hereunder) provided by WORLDPORT in co-operation with STAR in order to correct Service Affecting and Non-Service Affecting Faults ("Fault Repair").

         "NETWORK CONTROL CENTRE" means the service centre operated by WORLDPORT in order to control, maintain and configure the WORLDPORT Network.

         "NON SERVICE AFFECTING FAULT" means any failure, interruption or disruption of the SDH Network, which does not affect normal traffic transmission over such network.

         "PLANNED OUTAGE" means suspension of or disruption to the Services, the occurrence of which has been agreed in advance by the Parties or of which the Parties have prior advance notice.

         "SERVICE AFFECTING FAULT" means any failure, interruption or disruption of the SDH Network, which materially affects normal traffic transmission over such network.

         "SERVICE AVAILABILITY" means the period of time in which the Services are available for use by STAR in comparison to the period of time in which the Services are not so available.

         "SERVICE CREDITS" means such credit serving as compensation to STAR in the event that the targeted service availability levels (as specified hereunder) are not met by WORLDPORT.

         Installation and Acceptance Procedures

         Prior to the provision of the Services, WORLDPORT and STAR shall agree upon an installation plan specifying the required responsibilities, procedures, acceptance criteria and timetables.

         Following completion of acceptance testing, WORLDPORT will supply STAR with the test results. Thereafter, STAR will have 5 days in order to conduct its own acceptance testing.

         Unless STAR notifies WORLDPORT that the Services do not comply with specifications, the expiry of the 5-day period marks the date of acceptance by STAR of the test results, which, in turn, marks the Commercial Operations Date.

         Service Availability and Performance Levels

         WORLDPORT will use best endeavors to provide the Services at a service availability level of at least 99.95%.

         Service Credits

         Without prejudice to Section 8 and Section 9 of this Service Level Agreement, WORLDPORT shall provide STAR with Service Credits (as specified below) in the event that the stipulated availability level is not met where such does not result from the failure of STAR to comply with the terms and conditions of this Agreement or from any Service Variations as defined under Annex I to the Agreement.

(a) PoP to PoP



--------------------------------------------------------------------------------
Service Level             Guarantee (%)        Credits Calculation if service
                                               level is not met


--------------------------------------------------------------------------------
Availability (monthly)    99.95 - 99.5         20% of monthly equivalent rate of
                                               purchase price plus
                                               O&M charge
                          Below 99.5 - 99.0
                                               40% of monthly equivalent rate of
                                               purchase price plus
                          Below 99.0 - 97.5    O&M charge

                          Below 97.5           60% of monthly equivalent rate of
                                               purchase price plus
                                               O&M charge

                                               100% of monthly equivalent rate
                                               of purchase price plus
                                               O&M charge
--------------------------------------------------------------------------------

         A.        (b).  Availability Measurements

Availability is calculated on a monthly basis as follows:

            (Total time - Sum of all events of unavailable time as agreed during fault clearance) * 100

         Total time.

         Performance Reports

         Performance reports will be provided to STAR on a monthly basis. These will include a log of any faults, reported by STAR, or detected at the Network Control Centre, giving details of the progress and timing of any fault clearance activity.

         Fault Reporting

         STAR shall report faults by contacting by telephone the WORLDPORT Help Desk at the telephone numbers set forth below ("Fault Reports").

         Upon receipt of the Fault Report, WORLDPORT will allocate a job ticket number and a priority level to the fault.

         The Parties shall reference the job ticket number in all communications that relate to the Fault Report.

         The Priority Level will characterize the fault as either a Service Affecting or Non-Service Affecting Fault which will determine the Fault Clearance Procedures to be taken.

         Non-Service Affecting Fault Clearance Procedures

         If a Non-Service Affecting Fault is detected by the Network Control Centre the Services will be automatically switched to an alternative route.

         WORLDPORT will only notify STAR of Non-Service Affecting Faults in the monthly reporting procedure.

         Service Affecting Fault Clearance Procedures

         WORLDPORT shall use best endeavors to clear Service-Affecting Faults within 4 hours of receiving Fault Report from STAR or detection of the Fault by the Network Control Centre.

         In the event of a Service-Affecting Fault, WORLDPORT shall keep STAR informed of fault clearance activity and shall promptly notify STAR when the fault(s) has/have been cleared.

         If Service-Affecting Faults are not cleared within 4 hours, fault clearance activities will be escalated through the WORLDPORT management structure to the Director of Networks.

         Planned Outage

         From time-to-time there will be a need to undertake planned work on the WORLDPORT Network, in order to perform preventive maintenance, or to increase network capacity and/or coverage. Planned outages will be carried out in maintenance windows which will be notified to STAR 28 days in advance. If such planned work is of a nature that is likely to be Service-Affecting, WORLDPORT shall provide STAR with as much advanced notice as is reasonable under the circumstance, with such notice normally being not less than 28 days prior to the commencement of the planned works. In such an event, STAR shall provide WORLDPORT all necessary assistance and co-operation in order to complete the planned works efficiently. For the avoidance of doubt, no Service Credits or claim to damages may be made by STAR for Planned Outages except where there is a loss of Services.

EMERGENCY OUTAGE

         In the event of an Emergency Outage, WORLDPORT shall provide STAR with such notice (as may be deemed reasonable under the circumstances), indicating the nature of the outage and its expected duration. In return, STAR shall provide WORLDPORT with such assistance and co-operation as may be necessary for the restoration of the Services. For the avoidance of doubt, no Service Credits or claim to damages may be made by STAR for loss of Services due to Emergency Outages that result from a Force Majeure event. In all cases, however, when WorldPort receives a credit from its underlying capacity supplier, WorldPort will, as a minimum, pass any such credit on to STAR on a proportional basis.

                                    ANNEX IV

                             SERVICE ORDER PROCEDURE

         Placing an Order

         STAR shall place a service order by using the WORLDPORT Service Order Form designed for the managed bandwidth services.

         WORLDPORT will acknowledge receipt of the service order within one working day.

         On receipt of the service order, WORLDPORT will verify the service requested, determine whether the requested service delivery date is feasible taking into account, among others, the status of the required POPs on the relevant RING(s), and confirm or review the date with STAR within one week

CONFIRMING AN ORDER

         Upon completion of verification procedures by WORLDPORT, the Parties shall then sign the Service Order Form. In order for the service order to remain valid, the Parties shall sign it within one month of agreement of the service delivery date or at the date at which the relevant PoPs are "live" and available whichever is the earliest.

         If the Service Order details (including Start date) cannot be verified within one week of order receipt, then WORLDPORT will keep STAR informed of progress on a weekly basis during verification.

                     ADDENDUM TO NETWORK SERVICES AGREEMENT


         This Addendum to Network Services Agreement is attached to and incorporated in that certain Network Services Agreement dated February _19__, 1999 (this "Agreement"), by and between STAR TELECOMMUNICATIONS, INC., a Delaware corporation ("STAR"), and WORLDPORT COMMUNICATIONS, INC. ("WORLDPORT"), a Delaware corporation.

1.       GRANT OF IRU IN WORLDPORT NETWORK

         1.1 IRU Grant. Worldport hereby grants to STAR indefeasible rights of use ("IRU") in the STM-1s supplied by Worldport between the following City pairs in Europe ("Capacity"):

                  [ECONOMIC TERMS OMITTED]

Notwithstanding any other provisions of this Agreement, STAR shall have the right to assign some or all of its rights and obligations under this Agreement, including, without limitation, any or all rights and obligations relating to any STM-1 comprising the Capacity, to one or more of its Affiliates. The term "Affiliate" means any person (i) which directly or indirectly controls or is controlled by, or is under common control with, a party hereto, or (ii) 10% of which is held beneficially or of record by a party hereto or one of its subsidiaries. In the event of any said assignment by STAR to any of its Affiliates, where applicable, references in this Agreement to STAR shall mean and refer to said Affiliates.

         1.2 Capacity Requirements. All Capacity shall include all required circuits (POP-to-POP as defined in Exhibit B) and shall be provided by network facilities inclusive of all circuits and the use of all electronics and other equipment necessary for the intended operation of the Capacity.

         1.3 Interconnection. All Capacity shall be delivered to STAR at the optical and/or electrical connection between Worldport and STAR at the European DSX standard cross-connect panels ("POIs") in the physical locations listed on Exhibit A where Worldport terminates lines before connecting to other carriers and customers ("POPs"). All Capacity terminating in London shall terminate at Worldport's POP located at Telehouse, [insert address]. All Capacity terminating in other cities shall terminate at Worldport's POPs located at the facilities to be designated by Worldport, subject to the prior written approval of STAR and Worldport's compliance with the provisions of Section 7.3 of this Addendum.

         1.4 Upgrades. If, Worldport upgrades all or any part of the Capacity, Worldport shall notify STAR in writing of the planned upgrade (the "Upgrade Notification Date"). Upon notification of the upgrade, STAR shall have the option (the "Technology Option") to increase the Capacity affected by any upgrade by delivery to Worldport of written notice of STAR's exercise of the Technology Option. The Technology Option shall be exercised on a date (the "Upgrade Exercise Date") on or before ninety (90) days from the Upgrade Notification Date. In

      "INFORMATION ON THIS PAGE SUBJECT TO CONFIDENTIAL TREATMENT REQUEST"

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

the event STAR wishes to exercise the Technology Option in connection with such Worldport upgrade, the Capacity increase acquired pursuant to the Technology Option shall be proportional to STAR's share of the same fibers on which the Capacity is provided. Payment by STAR to Worldport for its proportional share of the increased Capacity acquired pursuant to exercise of the Technology Option shall be made at the later of: (1) the receipt of the Worldport invoice, or (2) thirty (30) days after the Acceptance Date. STAR and its representatives shall have the right to audit the books, records and documentation regarding the upgrade of the Capacity and the costs thereof.

         1.5 Representations, Warranties and Conditions to Purchase. Worldport represents and warrants the following: (i) Worldport is party to one or more agreements pursuant to which Worldport shall supply the Capacity ("Master Agreements"); (ii) the Capacity will be available to Worldport under the Master Agreements for at least ten (10) years from the date hereof, and
(iii) the Capacity will be supplied as part of a resilient SDH loop or SONET-based ring.

         1.6 Additional Capacity. STAR shall have the right, but not the obligation, to purchase additional Capacity on the Worldport Network at preferential prices and in no case greater than the prices for like Capacity offered by Worldport to similarly situated customers and furnished under this agreement and upon such other terms and conditions as may be mutually agreed upon by the parties.

2.       CONSIDERATION FOR GRANT OF IRU

         2.1 Price. The purchase price ("Purchase Price") for the Capacity is as follows:

                  [ECONOMIC TERMS OMITTED]                                      The escrow agreement shall also
                                                                                provide for release of the escrow

                                                                                To WorldPort in the event of
                                                                                default

In addition, STAR shall pay to Worldport a one time operations and maintenance fee in the amount of $[ECONOMIC TERMS OMITTED] ("O&M Fee") to be added to and included in the Purchase Price for the Capacity.

         2.2 Payment. The Purchase Price for the Capacity shall be payable as provided in this Section.

                  (1) Concurrently with the execution and delivery of this Agreement, STAR shall pay into an escrow account 10% of the Purchase Price plus the O&M Fee ("Initial Payment").

                  (2) Within ten (10) days of the Acceptance Date for each STM-1 comprising the Capacity, STAR shall pay to Worldport the balance of the Purchase Price for said STM-1.

         These monies shall be deposited in escrow with a bank or other escrow holder suitable to WorldPort. Escrow funds to be released to WorldPort when the service is available. If one leg is available, then the funds to be released shall be the downpayment for that leg ($[ECONOMIC TERMS OMITTED]) plus the full $[ECONOMIC TERMS OMITTED] O&M payment.

     "INFORMATION ON THIS PAGE SUBJECT TO CONFIDENTIAL TREATMENT REQUEST."

         2.3 Cancellation of STM-1. The Initial Payment shall be non-refundable, except in the event of a material default by Worldport, and in the event that STAR cancels the delivery of any STM-1 prior to the Target Date as described in Section 1.1 of this Addendum, Worldport shall have the right to retain the portion of the Initial Payment applicable to the cancelled STM-1 and STAR's obligation to pay to Worldport the balance of the Purchase Price with respect to the cancelled STM-1 shall terminate.

3.       TESTING OF CAPACITY

         3.1 Availability Dates. Worldport shall use its best efforts to make (or cause to have made) the Capacity available to STAR on the dates specified below (the "Availability Dates"):

                  [ECONOMIC TERMS OMITTED]

         3.2      Target Dates. STAR shall deliver to Worldport at least thirty
(30) days prior written notice of the required delivery dates ("Target Dates") for the STM-1s comprising the Capacity, provided that the Target Dates specified in said written notices shall be within one (1) year from the date of this Agreement. Worldport shall use its best efforts to deliver the Capacity to STAR on or before the Target Dates specified in said written notices.

         3.3 Testing. At delivery the Capacity shall comply with the specifications set forth in Exhibit B attached hereto. Worldport shall test the Capacity in accordance with the procedures specified in Exhibit B to verify that the Capacity is operating in accordance with the applicable specifications described in Exhibit B. Worldport shall provide STAR with reasonable advance notice of the date and time (but no less than seven (7) calendar days prior written notice) of each Capacity acceptance test (each of which shall take place during normal business hours) such that STAR shall have the right, but not the obligation, to have a person or persons present to observe the tests.

         3.4 Parameters. In the event the results of any Capacity acceptance test show that the Capacity is not operating within the parameters of the applicable requirements and specifications set forth in Exhibit B, Worldport shall expeditiously take such action as shall be reasonably necessary, with respect to such portion of the Capacity as does not operate within the parameters of the applicable requirements and specifications, to bring the operating standards of such portion of the Capacity within such parameters.

         3.5 Acceptance Date. If and when Worldport notifies STAR that the test results of the Capacity acceptance test are within the parameters of the requirements and specifications set forth in Exhibit B with respect to the tested Capacity, STAR shall provide Worldport with a written notice accepting such Capacity. The date of such notice of acceptance of the Capacity shall be the "Acceptance Date" for that Capacity.

      "INFORMATION ON THIS PAGE SUBJECT TO CONFIDENTIAL TREATMENT REQUEST"

4.       TERM

         4.1 Commencement. The term of this Agreement (the "Term") shall begin on the date of this Agreement (provided that the grant of the IRU hereunder with respect to any STM-1 comprising the Capacity shall not become effective until the Acceptance Date for that STM-1); and shall continue until the earlier of:

                  (1) twenty (20) years from the last Acceptance Date of the last STM-1 (provided that the grant of IRU hereunder with respect to any STM-1 shall not be longer than twenty (20) years from the Acceptance Date for that STM-1); or

                  (2) the date on which STAR notifies Worldport in writing that the STM-1 has, in STAR's discretion, reached the end of its economically useful life and that STAR desires to not retain the IRU in such STM-1.

5.       NETWORK ACCESS AND CAPACITY CONFIGURATION

         5.1 Access. Worldport will provide STAR with reasonable access to the Capacity at the designated POPs.

         5.2 Reconfiguration. In the event that STAR desires to reconfigure the location or quantity of Capacity, STAR shall notify Worldport of its desired reconfiguration. Subject to availability, Worldport will implement the reconfiguration of the Capacity as requested by STAR. STAR shall reimburse Worldport for the reasonable costs of said reconfiguration.

6.       MAINTENANCE AND RESTORATION OF CAPACITY

         6.1 Worldport, at its sole expense, will provide or cause to be provided maintenance for the Capacity using its standard maintenance procedures, which procedures shall be consistent with the highest telecommunications industry standards, or the maintenance standards under the Master Agreements, whichever is higher. Worldport shall, at all times, protect and restore the Capacity. Notwithstanding any other provision of this Agreement, all operating and maintenance charges for the Capacity are included in the Purchase Price specified in Section 2 of this Addendum, and in no event shall STAR have any obligation to pay any additional costs, expenses, charges, fees or other amounts with respect to the maintenance or operation of the Capacity, including, without limitation, any costs, expenses, charges, fees or other amounts payable under the Master Agreements.

7.       ACCESS TO WORLDPORT POPS

         7.1 Interconnection. STAR and its designees (such as local telecommunications providers) shall have access, according to standards reasonable in the telecommunications industry, to the Worldport POPs at the Worldport termination points on the Worldport Network, and shall have the right to interconnect with the Capacity according to telecommunications industry standards and procedures which may be established from time to time.

         7.2 Bundling. If STAR establishes additional POPs near the Worldport Network, Worldport, at Worldport's expense, will endeavor to implement the most technically sound means of interconnection at STAR's request.

         7.3 Location of POPS. Each of the Worldport designated POPs for the Capacity shall be located as described on Exhibit A hereto.

8.       REPRESENTATIONS AND WARRANTIES

         8.1 Worldport Representations and Warranties. Worldport represents, warrants and covenants to STAR as follows: (i) Worldport is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Worldport and/or its affiliates are duly qualified or licensed to do business as a foreign corporation and in good standing in all jurisdictions in which the licensing or qualification is required for the ownership and operation of the Worldport Network, the conduct of the IPL business by Worldport, the performance of this Agreement, including the grant to STAR of the IRUs in the Capacity pursuant to this Agreement, and as is required under the Master Agreements; (ii) Worldport has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted; (iii) the execution, delivery and performance of this Agreement by Worldport has been duly authorized by all necessary corporate action on the part of Worldport; (iv) this Agreement constitutes the legally valid and binding obligations of Worldport enforceable against Worldport in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally; (v) the execution, delivery and performance of this Agreement by Worldport and the consummation of the transactions contemplated hereby will not (a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the certificate of incorporation or bylaws of Worldport or any agreement, contract, instrument, mortgage, lien or other document binding upon Worldport, including, without limitation, the Master Agreements, or its assets or properties, or (b) result in the imposition of any lien or encumbrance against any of the assets or properties of Worldport, or (c) violate any statute or other law, rule or regulation of any governmental authority or any order, decree or judgment of any court, tribunal or governmental authority binding on Worldport or its assets or properties; (vi) Worldport has obtained, is maintaining and shall at all times maintain in effect and in good standing all approvals, consents, authorizations, licenses and permits from all governmental authorities and third parties, including, without limitation, the underlying owners of the Capacity under the Master Agreements ("Owners"), and all applicable statutes, rules, regulations, laws and governmental orders in connection with the execution, delivery and performance of this Agreement by Worldport; (vii) the audited financial statements of Worldport for the fiscal years ended December 31, 1996 and 1997, together with the reports of the independent certified public accountant with respect thereto, and the unaudited financial statements for the fiscal year ended December 31, 1998 that have been certified by the Chief Financial Officer of Worldport, fairly present the financial condition as of the end of said fiscal years and the results of the operations of Worldport for the periods then ended; (viii) since December 31, 1998, there has been no change in or event affecting Worldport or its business, assets or properties that has had or may reasonably be expected to have a material adverse effect on Worldport's ability to perform this Agreement or the Master Agreements or any aspect of the transactions contemplated by this Agreement or the Master Agreements; (ix) Worldport is solvent; and (x) there is no decree, injunction, judgment, order, ruling, assessment or writ, action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, issued by or pending before any arbitrator or governmental authority, or, to the best knowledge of Worldport, threatened, against or affecting Worldport or its properties or assets that individually or when aggregated with one or more other such matters might reasonably be expected to have a material adverse effect Worldport's ability to perform this Agreement or the Master Agreements or any aspect of the transactions contemplated by this Agreement or the Master Agreements.

         8.2 STAR's Representations and Warranties. STAR represents, warrants and covenants to Worldport as follows: (i) STAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and STAR or its Affiliates, as applicable, shall be duly organized or qualified or licensed to do business as foreign corporations and in good standing in all jurisdictions in which organization or qualification or licensing is required for the purchase of Capacity by STAR or its Affiliates, as applicable, pursuant to this Agreement; (ii) the execution, delivery and performance of this Agreement by STAR has been duly authorized by all necessary corporate action on the part of STAR; (iii) this Agreement constitutes the legally valid and binding obligations of STAR enforceable against STAR in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally; (iv) the execution, delivery and performance of this Agreement by STAR and the consummation of the transactions contemplated hereby will not (a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the certificate of incorporation or bylaws of STAR or any agreement, contract, instrument, mortgage, lien or other document binding upon STAR or its assets or properties, or (b) result in the imposition of any lien or encumbrance against any of the assets or properties of STAR, or (c) violate any statute or other law, rule or regulation of any governmental authority or any order, decree or judgment of any court, tribunal or governmental authority binding on STAR or its assets or properties; and (v) STAR or its Affiliates have obtained, are maintaining and shall at all times maintain in effect and in good standing all approvals, consents, authorizations, licenses and permits from all governmental authorities and third parties and all applicable statutes, rules, regulations, laws and governmental orders in connection with the execution, delivery and performance of this Agreement by STAR or its Affiliates.

9.       MASTER AGREEMENTS

         9.1 Representations and Warranties. Worldport represents and warrants to STAR as follows: (i) there are no defaults, or events, acts or omissions that with notice, the passage of time or both would constitute defaults under the Master Agreements; and (ii) Worldport and the Owners have performed all of their respective material obligations under the Master Agreements.

         9.2 Compliance by Worldport. Worldport shall perform and comply with all of the duties and obligations of Worldport under the Master Agreements.

         9.3 Compliance by Owner. Worldport shall use due diligence in attempting to cause the Owners under the Master Agreements to perform all of the Owners' duties and obligations thereunder in accordance with the provisions thereof. In the event any Owner defaults or fails or refuses to perform any such duties or obligations, then, upon the request of STAR, Worldport shall use its commercially reasonable best efforts to replace capacity and/or assign to STAR all of its claims, causes of action or remedies with respect thereto, whether at law or in equity or under the applicable Master Agreement. Any such assignment, and acceptance thereof by STAR, shall not constitute a waiver of, or otherwise affect, any rights or remedies of STAR at law or in equity or under this Agreement. In the event that STAR does not request an assignment of any claims, causes of action or remedies related to such default, failure or refusal, Worldport shall pursue such remedies as are available to Worldport under the applicable Master Agreement or at law or in equity to cause the defaulting Owner to perform all of its duties and obligations under the applicable Master Agreement.

         9.4 Notices of Default. Worldport shall deliver to STAR prompt written notice in the event of a default or breach by Worldport or any Owner under the Master Agreements, and Worldport shall deliver to STAR copies of all notices of default received or delivered by Worldport with respect to the Master Agreements promptly upon the receipt or delivery thereof.

         9.5 Estoppel; Nondisturbance. Within 30 days of the execution and delivery of this Agreement, Worldport shall deliver to STAR the following documents:

                  (1) Certificates. Certificates, in form approved by STAR, duly executed by each of the Owners with respect to each Master Agreement, (1) certifying to STAR that
                           (A) the Master Agreement consists only of those agreements identified in Section 9.1 (iv) of this Addendum, (B) the Master Agreement is in full force and effect without any existing default thereunder by Worldport known to Owner, and (C) there are no acts, events or omissions known to Owner which, with the giving of notice, passage of time, or both, could constitute a default by Worldport thereunder, and (2) stating the expiration date of the term of the Master Agreement with respect to the Initial Capacity.

                  (2) Recognition and Nondisturbance Agreements. Recognition and Nondisturbance Agreements, in form approved by STAR, duly executed by each of the Owners and Worldport with respect to each Master Agreement, and providing that (1) the Owner consents to the supplying of the Capacity by STAR pursuant to this Agreement, (2) the Owner shall deliver to STAR any notice of default or notice of termination which the Owner delivers to Worldport under the terms of the Master Agreement, (3) the Owner shall not accept a termination or cancellation of the Master Agreement, or an abandonment or voluntary surrender by Worldport of the Capacity acquired by Worldport under the Master Agreement, without the prior written consent of STAR, (4) upon the termination of this Agreement prior to the expiration of the term of the Master Agreement, the Owner shall not disturb the rights of STAR with respect to the Capacity acquired by STAR under this Agreement and shall recognize STAR as a direct purchaser and grantee of Owner under the terms of this Agreement so long as STAR performs the obligations of STAR under this Agreement, (5) if the Master Agreement is terminated for any reason not related to a default by STAR under this Agreement or through an involuntary act pertaining to Worldport, that the Owner shall enter into a new agreement with STAR for the Capacity acquired by STAR under this Agreement on the same terms and conditions as are contained in this Agreement for the remaining term of this Agreement.

10.      INDEMNIFICATION

         10.1 Release by Worldport. Subject to the provisions of Section 11 of this Addendum, Worldport hereby releases and agrees to indemnify, defend, protect and hold harmless STAR and its Affiliates and their respective employees, officers, directors, agents, shareholders and Affiliates, from and against, and assumes liability for:

                  (1) Any injury, loss or damage to any person, tangible property or facilities of any person or entity (including reasonable attorneys' fees and costs) to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of Worldport, its officers, employees, servants, affiliates, agents, contractors, licensees, invitees or vendors arising out of or in connection with a default by Worldport in the performance of its obligations under this Agreement;

                  (2) Any claims, liabilities or damages arising out of any violation by Worldport of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with the performance of its obligations under this Agreement; and

                  (3) Any claims, liabilities or damages arising out of any interference with or infringement of the rights of any third party as a result of STAR's or its Affiliates' use of the IRU and the Capacity in accordance with the provisions of this Agreement.

         10.2 Release by STAR. Subject to the provisions of Section 11 of this Addendum, STAR hereby releases and agrees to indemnify, defend, protect and hold harmless Worldport, its employees, officers, directors, agents, shareholders and Affiliates, from and against, and assumes liability for:

                  (1) Any injury, loss or damage to any person, tangible property or facilities of any person or entity (including reasonable attorneys' fees and costs) to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of STAR or its Affiliates or their respective officers, employees, servants, affiliates, agents, contractors, licensees, invitees or vendors arising out of or in connection with a default by STAR or its Affiliates in the performance of STAR's obligations under this Agreement;

                  (2) Any claims, liabilities or damages arising out of any violation by STAR or its Affiliates of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with its use of the IRU and/or the Capacity under this Agreement; and

                  (3) Any claims, liabilities or damages arising out of any interference with or infringement of the rights of any third party as a result of STAR's or its Affiliates' use of the IRU and/or the Capacity not in accordance with the provisions of this Agreement.

         10.3 Arbitration. The parties hereby expressly recognize and agree that each party's said obligation to indemnify, defend, protect and save the other harmless is not a material obligation to the continuing performance of the parties' other obligations, if any, hereunder. In the event that a party shall fail for any reason to so indemnify, defend, protect and save the other harmless, the injured party hereby expressly recognizes that its sole remedy in such event shall be the right to bring an arbitration proceeding pursuant to the terms of this Agreement against the other party for its damages as a result of the other party's said failure to indemnify, defend, protect and save harmless. These obligations shall survive the expiration or termination of this Agreement.

         10.4 Third Parties. Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages against any third party, including indirect, special or consequential damages, based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of the Capacity or the Worldport Network; provided, however, that each party hereto shall assign such rights or claims, execute such documents and do whatever else may be reasonably necessary to enable the other party to pursue any such action against such third party.

11.      LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

         11.1 Standards. Worldport represents, warrants and covenants that the Capacity shall operate in accordance with the standards established by Worldport for the Worldport Network generally, including, without limitation, those technical specifications set forth at Exhibit C (hereinafter the "Technical Standards"). If Worldport determines that the Capacity is not being provided in accordance with the Technical Standards or STAR gives Worldport notice of the nonconformance of the Capacity with the Technical Standards, Worldport, at Worldport's expense, shall use commercially reasonable efforts under the circumstances to conform the Capacity to the Technical Standards.

         11.2     Limitations.

                  (1) Except as expressly set forth elsewhere in this Agreement, in no event shall Worldport or any of its Affiliates be liable to STAR or any of its Affiliates or employees or to any third party for any loss of profit or revenue, or for any indirect, consequential, incidental, or similar or additional damages, whether incurred or suffered as a result of unavailability of facilities or Capacity, performance, non-performance, termination, breach, or other action or inaction under this Agreement, or for any other reason, even if STAR advises Worldport of the possibility of such loss or damage.

                  (2) Except as expressly set forth elsewhere in this Agreement, in no event shall STAR or any of its Affiliates be liable to Worldport or any of its Affiliates or employees or to any third party for any loss of profit or revenue, or for any indirect, consequential, incidental, or similar or additional damages, whether incurred or suffered as a result of performance, non-performance, termination, breach, or other action or inaction under this Agreement, or for any other reason, even if Worldport advises STAR of the possibility of such loss or damage.

12.      INSURANCE

         During the term of this Agreement, each party shall obtain and maintain, at its expense, an appropriate insurance policy with terms and coverage thresholds equal to or greater than the industry standard for major global telecommunications carriers for protection against all risks associated with the Capacity as reasonably deemed necessary by each party acting reasonably.

13.      LIMITATIONS ON IRU GRANT

         Although the IRU permits non-cancellable use thereof, the IRU granted in this Agreement does not provide STAR with any ownership or other possessory interests in any real property, conduit, fiber, or equipment in or on the Worldport Network or along the route of the Worldport Network.

14.      TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS

         Notwithstanding any other provision of this Agreement, each party shall be independently responsible for any and all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, gross receipts taxes and franchise, license and permit fees), together with any penalties, fines or interest thereon arising out of the transactions contemplated by this Agreement and/or imposed by any federal, state or local government or other public taxing authority to the extent properly payable with respect to the Capacity. Further, the parties agree that they will cooperate with each other and coordinate their mutual efforts concerning audits, or other such inquiries, filings, reports, etc., as may relate solely to the activities or transactions arising from or under this Agreement, which may be required or initiated from or by any duly authorized governmental tax authority.

15.      NOTICE

         15.1 Addresses. Unless otherwise provided herein, all notices and communications concerning this Agreement shall be addressed to the other party as follows:

         If to Worldport:           Worldport Communications, Inc.
                                    ATTENTION:  Executive Vice President
                                    1825 Barrett Lakes Boulevard, Suite 100
                                    Kennesaw, Georgia 30144
                                    Telephone No.: (770) 792-8735
                                    Facsimile No.: (770) 792-7926

         With a copy to:            Worldport Communications, Inc.
                                    ATTENTION: Director of Contracts
                                    1825 Barrett Lakes Boulevard, Suite 100
                                    Kennesaw, Georgia 30144
                                    Telephone No.: (770) 792-8735
                                    Facsimile No.: (770) 792-7926

         If to STAR:                STAR Telecommunications, Inc.
                                    Attention: Executive Vice-President of
                                               Network Services (James Kolsrud)
                                    223 East De La Guerra
                                    Santa Barbara, California  93101
                                    Telephone No.: (805) 899-1962
                                    Facsimile No.: (805) 899-1972

         With a copy to:            John R. Mackall
                                    Seed, Mackall & Cole LLP
                                    1332 Anacapa Street, Suite 200
                                    Santa Barbara, CA  93101
                                    Telephone No.: (805) 963-0669
                                    Facsimile No.: (805) 962-1404

or at such other address as either party may designated from time to time in writing to the other party.

         15.2 Delivery. Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery service, or three (3) days after deposit in the mail when sent by U.S. mail.

16.      CONFIDENTIALITY

         16.1 Information. Worldport and STAR hereby agree that if either party provides confidential or proprietary information to the other party ("Proprietary Information"), such Proprietary Information shall be held in confidence, and the receiving party shall afford such Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party. This Agreement, including all of the terms, conditions and provisions hereof, constitutes Proprietary Information, and all information disclosed by either party to the other in connection with or pursuant to this Agreement shall be deemed to be Proprietary Information, provided that written information is clearly marked in a conspicuous place as confidential or proprietary, and verbal information is indicated as being confidential or proprietary when given or promptly confirmed in writing as such thereafter. All Proprietary Information, unless otherwise specified in writing, shall remain the property of the disclosing party, shall be used by the receiving party only for the intended purpose, and such written Proprietary Information, including all copies thereof, shall be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon the request of the disclosing party. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purposes and intent of this Agreement, or as otherwise may be permitted in writing by the disclosing party.

         16.2 Exceptions. The foregoing provisions of Section 16.1 of this Addendum shall not apply to any Proprietary Information which (i) becomes publicly available other than through the recipient; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is independently developed by the disclosing party; or (iv) becomes available to the disclosing party without restriction from a third party. If any Proprietary Information is required to be disclosed pursuant to the foregoing clause (ii), the party required to make such disclosure shall promptly inform the other party of the requirements of such disclosure.

         16.3 Disclosure. Notwithstanding Sections 16.1 and 16.2 of this Addendum, either party may disclose Proprietary Information to its employees, agents, and legal, financial, and accounting advisors and providers (including its lenders and other financiers) to the extent necessary or appropriate in connection with the negotiation and/or performance of this Agreement or its obtaining of financing, provided that each such party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure.

         16.4 Survival. The provisions of this Section 16 shall survive expiration or termination of this Agreement.

17.      DEFAULT

         17.1 Notice. A party shall be in default under this Agreement thirty (30) days after the non-defaulting party shall have given written notice of such default unless the defaulting party shall have cured such default or such default is otherwise waived by the non-defaulting party within such thirty
(30) days; provided, however, that where any such default other than the payment of money cannot reasonably be cured within such 30-day period, if the defaulting party shall proceed promptly to cure the same and prosecute such cure with due diligence, the time for curing such default shall be extended for such period of time not to exceed ninety (90) days as may be necessary to complete such cure. If STAR assigns any of its rights under this Agreement to its lender as collateral security, and at the time of such assignment or thereafter Worldport receives written notice of such assignment, co-signed by both such lender and by STAR, Worldport agrees that any written notice of default by Worldport delivered to STAR under this Section shall be accompanied by a copy of such notice being delivered simultaneously to such lender, and that such lender shall have the right to cure any such default on the same basis that STAR would have the right to cure such default hereunder.

         17.2 Remedies. Upon failure to make any payment or other default by a party, after notice thereof and the above opportunity to cure, the non-defaulting party may (i) take such action as it determines, in its sole discretion, to be necessary to correct the default, and/or (ii) pursue any remedies it may have under applicable law or principles of equity relating to such default. Notwithstanding the above, if the defaulting party certifies in good faith to the non-defaulting party in writing that a default has been cured, such default shall be deemed to be cured unless the non-defaulting party otherwise notifies the defaulting party in writing within fifteen (15) days of receipt of such notice.

18.      TERMINATION

         18.1 Mutuality. Either party may terminate this Agreement upon the failure of the other party to cure an event of default as required by Section 17 of this Addendum.

         18.2 Existing Defaults. Notwithstanding the foregoing, no termination or expiration of this Agreement shall affect the rights or obligations of any party hereto with respect to any then existing defaults or the obligation to make any payment hereunder for services rendered prior to the date of termination or expiration.

         18.3 Non-cancellable IRUs. Notwithstanding any other provision of this Agreement, there shall be no termination or cancellation of any IRU for any Capacity for which the entire Purchase Price has been paid..

19.      FORCE MAJEURE

21.      RULES OF CONSTRUCTION

         21.1 Headings. The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

         21.2 Telecommunications Industry Usage. Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

         21.3 Cumulative Remedies. Except as set forth to the contrary herein, any right or remedy of STAR or Worldport shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

         21.4 Negotiations. This Agreement has been fully negotiated between and jointly drafted by the parties.

         21.5 Conflicts. In the event of any inconsistency or conflict between the provisions of this Addendum and the provisions of this Agreement, the provisions of this Addendum shall govern. In the event of any inconsistency or conflict between the provisions of this Addendum or this Agreement and the provisions of any Exhibits, the provisions of this Addendum and this Agreement shall govern. Each Exhibit described herein is attached hereto and incorporated herein by this reference.

         21.6 Time Is of the Essence. All actions, activities, consents, approvals and other undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Section the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

22.      PUBLICITY

         The parties shall cooperate in developing the content and timing of all press releases and all other publicity related to the subject matter of this Agreement.

23.      ASSIGNMENT

         Each party may assign its rights and obligations under this Agreement without the consent of the other party. All the rights and benefits of this Agreement shall inure to any successor and assign of either party hereunder, except that in the event either party assigns this Agreement such party shall remain liable for its duties and obligations as set forth herein.

24.      NO PERSONAL LIABILITY

         Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations of this Section.

25.      RELATIONSHIP OF THE PARTIES

         The relationship between STAR and Worldport shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including but not limited to federal income tax purposes. STAR and Worldport, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

26.      SEVERABILITY

         If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

27.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

28.      ENTIRE AGREEMENT; AMENDMENT

         This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. This Addendum and the Exhibits referred to in this addendum and this Agreement are integral parts of this Agreement and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party.

         IN WITNESS WHEREOF the parties have executed this Addendum as of the date of the Agreement.

"Worldport":

WORLDPORT COMMUNICATIONS, INC., a Georgia corporation



By:    /s/ Dan Lazarek
    -----------------------------------------
Name:      Dan Lazarek
     ----------------------------------------
Title:     Executive Vice-President
       --------------------------------------

"STAR":

STAR TELECOMMUNICATIONS, INC., a Delaware corporation



By:        /s/ James Kolsrud,
   -----------------------------------------
                     James Kolsrud, EVP

                                    EXHIBIT A

                            WORLDPORT EUROPEAN CITIES

                                    EXHIBIT B

                 SYSTEM PERFORMANCE STANDARDS AND SPECIFICATIONS
                    AND PROTECTION AND RESTORATION STANDARDS


Capacity Specifications and Acceptance Testing

System Performance Standards and Specifications. Worldport at all times will ensure that the Worldport Network meets or exceeds the following System Performance Standards and Specifications:

         A.       SYSTEM DESCRIPTIONS FOR OC-3/STM-1 FOLLOW:

                  GENERAL DESCRIPTION: The requirements in this Agreement were developed to establish a practical OC-3/STM-1 interface. Compliance with these specifications should provide a satisfactory OC interface in a high percentage of installations. Worldport will allow and encourage STAR's and its Affiliates' participation to ensure an orderly, functional and mutually trouble-free interface at all locations. This Technical Reference ("TR") describes physical, protocol and performance requirements at the Point of Interface ("POI") necessary for compatible operation between the Worldport and the STAR and its Affiliates' Installation. Specifically, this TR describes the OC-3/STM-1 optical interfaces offered by Worldport. The POI specifications have been established based upon Industry Standards developed by the American National Standards Institute (ANSI) and Bellcore. This TR articulates Worldport's interpretation of these standards and provides clarification of interface requirements as necessary.

                  OC-3/STM-1: The ANSI SONET (Synchronous Optical Network) transmission standard for high capacity optical telecommunications, whose line rate is 155.52 Mbps. One OC-3 is comprised of 3 STS-1 Synchronous Transport Signal Level 1 signals whose transport overheads are frame aligned, but whose associated Synchronous payload envelopes are not necessarily aligned. Each STS-1, at 51.84 Mbps represents the lowest level SONET signal. The STS-1 is defined at the electrical level prior to optical conversion. These SONET standards and elements are further defined in the "Bellcore Synchronous Optical Network (SONET) Transport Systems: Common Generic Criteria GR-253-CORE, Issue 2, December, 1995."

                  SONET SIGNAL FORMAT: The signal format at the SONET interface is based on the SONET frame structure as specified in Bellcore GR-253-CORE, Synchronous Optical Network (SONET) Transport Systems: Common Criteria Physical Layer, and ANSI T1.105, Digital Hierarchy B Optical Interface Rates and Formats Specifications (SONET).

         B.       TECHNICAL SPECIFICATIONS

1.       INTERCONNECT SPECIFICATIONS:

                  1.1 The STAR's and its Affiliates' interconnection point of DS-1 & DS-3 signals at the Worldport (SPT) location will be at an industry standard (DSX-1) &

                  (DSX-3) digital cross-connect panels and will be referred to as the Worldport Network Interface in this document.

                  1.2 The DS-1 & DS-3 signals terminating at the Worldport digital cross-connect panels will meet the electrical specifications as defined in AT&T Compatibility Bulletin (CB) No. 119, Issue 3, October, 1979.

                  1.3 The Worldport Digital Network will be compatible with the Bell System hierarchical clock synchronization methods and stratum levels as described in Bellcore Technical Advisory (GR436-Core).

                  1.4 STAR's or its Affiliates' equipment must also meet the interconnect specifications listed above and shall comply with jitter requirements of AT&T Technical Reference PUB 63411.

1.       Performance Objectives:

                  2.1 DS1, DS3, and OC-3/STM-1 circuit performance will be measured using two parameters: Availability and Error-Free Seconds.

                  The following assumptions apply to the derived data:

                           The circuits originate and terminate on the Worldport backbone
                           High speed protection switching: 1 for N, where N=2 MTTR for SONET equipment: 2 hours
                           MTTR for fiber optic cable: 12 hours (Bellcore Standard)
                           Cable cut rate: 4.39 /year/1,000 sheath miles (Bellcore Standard)

                  2.2 Availability is a measure of the relative amount of time during which the circuit is available for use. According to CCITT and ANSI definitions, unavailability begins when the Bit Error Ratio (BER) in each second is worse than 1.0 E-3 for a period of 10 consecutive seconds.

                  INTER OFFICE CHANNEL (IOC) : An Inter Office Channel refers to the Worldport Communications network between the points of presence (POP).

                  OPTICAL CARRIER LEVEL 1 (OC-1) : The optical signal that results from an optical conversion of an electrical STS-1 signal (51.840 Mb/s). This signal forms the basis of the interface.

                           OC-3/STM-1: Optical Carrier level 3 signal operating
                  at 155.520 Mb/s.

                                    POINT OF PRESENCE (POP) : A physical
                  location where a long distance carrier terminates lines before connecting to the local exchange carrier, another carrier, or directly to a customer.

                  2.3 The availability objective for all circuits between Worldport Network Interface points specified above is to provide performance levels over a 12 month period as follows:


V&H KILOMETERS
DS1, DS3, AND OC-3/STM-1

0-2500
99.999%

2501-4000
99.998%

                  This excludes any customer provided access links to the Worldport digital network.

                  2.4 Outages attributable to incidental damage to or severage of outside fiber optic cable plant, or scheduled maintenance is excluded from the performance objective stated above.

                  2.5 Error-Free Seconds (EFS) and Error Seconds (ES) are the primary measure of error performance. An Error-Free Second is defined as any second in which no bit errors are received. Conversely, an Error Second is any second in which one or more bit errors are received.

         SONET : Synchronous Optical Network is a family of optical transmission rates and interface standards allowing internetworking of products from different vendors. Base optical rate is 51.840 Mb/s. Higher rates are direct multiples.

         SONET TRANSPORT : Services associated with carrying OC-1 or higher level signals.

         SYNCHRONOUS TRANSPORT SIGNAL LEVEL 1 (STS-1) : The basic logical building block electrical signal with a rate of 51.840 Mb/s.

         SYNCHRONOUS TRANSPORT SIGNAL LEVEL N (STS-N) : This electrical signal is obtained by byte interleaving N STS-1 signals together. The rate of the STS-N is N times 51.840 Mb/s.

         TERMINATING MULTIPLEX (TM) : Provides the multiplex functions for multiplexing and demultiplexing between the DS1 or higher signal level and the SONET OC-N level.

         ACCEPTANCE CRITERIA. The acceptance criteria for DS1, DS3, and OC-3/STM-1 circuits between Worldport Network Interface points is to provide the performance levels shown below during a 60 minute test period. If no errors are observed during the first 15 minutes of the test, the facility may be considered acceptable. Access connections to customer location will be tested in accordance with Bell Publication 62508.

                  The tables below are based on QCC owned fiber optic network only and on the Bellcore Specifications of the SONET delivery of DS1, DS3, and OC-3/STM-3 directly off the SONET Backbone.

                  If the DS1, DS3, and OC-3/STM-1 service is delivered at the STS1 level then the general performance objectives fall into the industry standard.

         DS1, DS3

         The table below defines the general performance objectives for DS1 service operating at 1.544 Mb/s, and the general performance objectives for DS3 service operating at 45 Mb/s.


V&H KILOMETERS
EFS
BER

         0  -  250
99.988 %
                                                              10-15

         251  -  500
99.983 %
                                                              10-15

         501 - 1000
99.971%
                                                              10-15

         1001 - 1500
99.959%
                                                              10-15

         1501 - 2000
99.948%
                                                              10-15

         2001 - 2500
99.936%
                                                              10-15

         2501 - 3000
99.925%
                                                              10-15

         3001 - 3500
99.913%
                                                              10-15

         3501 - 4000
99.902%
                                                              10-15

         OC-3/STM-1

         The table below defines the general performance objectives for OC-3/STM-1.


V&H KILOMETERS
EFS
BER

         0  -  250
         99.989%
                                                              10-15

         251  -  500
         99.984%
                                                              10-15

         501 - 1000
         99.974%
                                                              10-15

         1001 - 1500
         99.964%
                                                              10-15

         1501 - 2000
         99.954%
                                                              10-15

         2001 - 2500
         99.944%
                                                              10-15

         2501 - 3000
         99.933%
                                                              10-15

         3000 - 3500
         99.923%
                                                              10-15

         3501 - 4000
         99.913%
                                                              10-15

1. Protection and Restoration of Service. Worldport at all times will protect and restore STAR's Capacity as follows:

         a. In the event of a total or partial failure of Worldport's Network which includes or in any way affects the performance of the Capacity, Worldport will take immediate action to restore the full and complete use of the Capacity via redundant and diverse terrestrial fiber optic cable facilities. Restoration of the Capacity will have the same priority as that of Worldport's Network including capacity which may be assigned and used by Worldport or its Affiliates. The complete restoration of the Capacity provided under this Agreement will be implemented by Worldport in a manner consistent with industry standards and shall be immediate and complete in scope and to STAR's and its Affiliates' satisfaction. In the event a failure occurs to the Capacity which interrupts, i.e., results in the Capacity being unrestored for any period, Worldport will provide outage credits to STAR and its Affiliates according to the provisions of this Agreement.

         b. To ensure damage prevention, Worldport will take reasonable and customary steps to protect the physical integrity of its network.

         c. In all cases Worldport shall provide fiber optic transmission systems equipped with both a working system and a stand-by protection system, commonly referred to as one-for-one protection, which automatically implements a switch to the stand-by fiber facility/channel upon a failure of the working channel. In the event of an electronics/optronics equipment failure on the working system, the system will switch to the standby or protection hardware.

         d. Worldport will provide when available network monitoring and surveillance and monitor the fiber routes by monitoring for the loss of optical signal on Worldport-maintained electronics installed on the fiber, subject to Worldport and STAR and its Affiliates executing a mutually acceptable agreement. This will be done through a Worldport-operated Network Operations Center (NOC) which operates seven (7) days a week, twenty-four (24) hours per day. Worldport's NOC will utilize a network management system which provides this function and will provide STAR with remote access capability to their OC3/STM-1 level capacity from Worldport's network management system.

         e. Worldport will hold regular unannounced fiber restoration drills to determine the level of readiness of personnel to respond to any outages. Additionally, Worldport will ensure that all of its operating facilities are equipped to provide for emergency power in the event that commercial power is unavailable for any reason. Such emergency power equipment will be engineered to support the circuit performance needs throughout the duration of the power outage and until normal operating conditions have been restored. All of Worldport's operating facilities will be engineered to withstand hazardous conditions (e.g., hurricanes, floods, etc.).

         f. Worldport will provide to STAR an Escalation List to be attached to this Agreement as Exhibit 1 to provide STAR with an escalation process in the event of emergency or dispute.

                EXHIBIT 1: WORLDPORT ESCALATION AND CONTACT LIST

                           ESCALATION AND CONTACT LIST

                                        24 Hours Response

"HOT-LINE"       ----------------
                 SPECIALIST ON DUTY         DIRECT LINE
                                                          -----------------
                 Ring Operations Center     FACSIMILE
                                                          -----------------

                              1st Level Escalation
                               On Duty Supervisor

                              --------------------
                             Ring Operations Center

                              2nd Level Escalation

                             -----------------------
                         Manager, Ring Operations Center
                                          OFF#
                                              ------------------------
                                          PGR#
                                              ------------------------
                                          E-MAIL
                                              ------------------------

                              3rd Level Escalation
                              --------------------
                    Acting Director B Ring Operations Center
                                          OFF#
                                              ------------------------
                                          PGR#
                                              ------------------------
                                          CELL#
                                              ------------------------
                                          E-MAIL
                                              ------------------------

      ESCALATION TO VP OPS/ROC.........THROUGH MANAGER OR DIRECTOR

                              4th Level Escalation

                               ------------------

                        Vice President - Network Services
                                          OFF#
                                              ------------------------
                                          PGR#
                                              ------------------------
                                          E-MAIL
                                              ------------------------

            ESCALATION BEYOND 4TH LEVEL........ THROUGH V.P. OPS/ROC

                                    EXHIBIT C

                          WORLDPORT TECHNICAL STANDARDS

                                         Worldport Communications, Inc.
                                         1825 Barrett Lakes Boulevard, Suite 100
                                         Kennesaw, Georgia 30144


                                February 19, 1999


STAR Telecommunications, Inc.
223 East De La Guerra
Santa Barbara, CA  93101


Ladies and Gentlemen:

         We refer to that certain Network Services Agreement dated as of February 19, 1999 (the "Agreement"), by and between STAR TELECOMMUNICATIONS, INC., a Delaware corporation ("STAR"), and WORLDPORT COMMUNICATIONS, INC. ("WORLDPORT"), a Delaware corporation. Terms not otherwise defined herein shall have the meanings assigned thereto in the Agreement. Pursuant to the terms of the Agreement, Worldport has agreed to provide to Star the Capacity on the terms and conditions set forth therein.

         In addition to the Capacity to be provided under the Agreement, we agree to provide, and you agree to accept, the following:

         1. Worldport shall grant to STAR a credit for interim capacity up to $[ECONOMIC TERMS OMITTED], at a monthly rate of $[ECONOMIC TERMS OMITTED] up front, on a prorated basis, beginning March 1, 1999. This credit may be setoff against the amounts owed by STAR to Worldport in connection with the initial downpayment due under the Agreement.

         2. In the event that the STM-1 for London to Frankfurt is not made available to STAR on or prior to the scheduled Availability Date of April 22, 1999, Worldport shall provide to STAR a credit for Capacity at a monthly rate of $[ECONOMIC TERMS OMITTED] until the London-to-Frankfurt capacity is made available to STAR.

         3. These credits shall be applicable to any payment owing by STAR to Worldport at any time, either under the agreement or otherwise.


     "INFORMATION ON THIS PAGE SUBJECT TO CONFIDENTIAL TREATMENT REQUEST."

STAR Telecommunications, Inc.
February 19, 1999
Page 2


         This letter shall inure to the benefit of the successors and assigns of the parties.

         If you agree to the terms set forth in this letter, please so indicate by signing below and returning a copy of this letter to us.

                                           WORLDPORT COMMUNICATIONS, INC.


                                           By:  /s/ Dan Lazarek
                                                -------------------------------

                                           Its: Executive Vice-President 2/19/99
                                                -------------------------------

Agreed and accepted

STAR TELECOMMUNICATIONS, INC.

By:    /s/ James Kolsrud
      --------------------------

Its:    EVP
      --------------------------